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                                                                   EXHIBIT 10.71

               DiamondCluster International North America Inc.
               Suite 3000 John Hancock Center
               875 North Michigan Ave. Chicago, IL 60611
               T 312 255 5000  F 312 255 6000
               www.DiamondCluster.com


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               Mr. Jamie McLane
               Chairman President & CEO
               Healthaxis, Inc.
               5215 N. O'Connor Blvd.
               Suite 800
               Irving, TX 75039

               January 3, 2002

Barcelona
               Dear Jamie,

Boston Thank you for the opportunity for Diamond Cluster International North America Inc. ("DCI") to work with Healthaxis ("HAXS") and its senior management team to rapidly identify strategic growth
Chicago options for the company in preparation for the February 27th board meeting.

Dusseldorf     PROJECT SCOPE & APPROACH

               To that end, the goal of the project is to perform an 8 week
Lisboa rapid strategic assessment of each business unit to determine its long-term growth potential and fit with Healthaxis business objectives (2002 - 2004) and develop action plans to improve
London near-term operating performance, and move toward achievement of its 3 year goals. To achieve this, the DCI team will focus on the following: (SEE PROJECT OVERVIEW DOCUMENT FOR DETAILS)
Madrid
                  1. ASSESS THE STRATEGIC POSITIONING AND LONG-TERM (36 MONTHS) GROWTH POTENTIAL OF EACH BUSINESS UNIT
Munchen
                          a. Analyze market attractiveness, buyer needs and competitive assessment
New York                  b.  Determine market positioning and value proposition
                          c. Determine investment requirements to realize identified growth options
Paris
                  2. DEVELOP STRATEGIC AND TACTICAL IMPERATIVES, I.E., ROADMAP, TO EXPLOIT IDENTIFIED OPPORTUNITIES
San Francisco
                          a.  Strategic plan and business case development
                          b.  Near-term action plans
Sao Paulo
                  3. IDENTIFY OPPORTUNITIES TO LEVERAGE ALLIANCES, PARTNERSHIPS AND MERGER OPPORTUNITIES IN AN EFFORT TO ACHIEVE 3 YEARS OBJECTIVES (DOES NOT INCLUDE DETAILED ANALYSIS OF OPPORTUNITIES)

                  4.   ASSESS ORGANIZATIONS ABILITY TO EXECUTE "OUT OF THE BOX"

                          a.  Identify pivotal jobs and skills analysis
                          b.  Determine skills gaps and development needs



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TIMING AND DELIVERABLES

The project has been structured and staffed, as outlined in the attached document, to be completed in approximately 8 weeks starting from January 7th 2002. The planned deliverables are outlined in the attached document. However, a detailed work plan to include final deliverables that are mutually agreed upon will be provided by the end of the first week.

ENGAGEMENT TEAM AND ARRANGEMENT

We firmly believe that a full-time multi-disciplinary team yields the best results and will draw upon consultants in our strategy, technology and operations groups. I will take ultimate responsibility for the quality of our work. John Smith will direct the DCI team day-to-day. The balance of the team will consist of a project manager and two associates. Furthermore, the staffing and pricing assumes that HAXS provides dedicated resources to support the project to include the business unit heads and staff, as well as finance support for modeling and business case development.

Our professional fees for this type of effort typically range between $750,000 and $900,000. However, DiamondCluster will reduce its professional fees to $300,000 and reimbursement of actual out-of-pocket expenses incurred during the project. Payment terms of fees will be billed monthly at the beginning of the month and due upon receipt of invoice.

                                 ***************

Jamie, I know I speak for the entire DiamondCluster team when I say we are very excited and committed to building a great relationship with HAXS. I look forward to the approval of our proposal, as we are eager and prepared immediately kick-off the project on Monday January 7th, 2002.

Sincerely yours,


/s/ Greg Ross
------------------------------------------------
Greg Ross,
Vice President
DiamondCluster International North America, Inc.

Accepted to and agreed upon:

By:         _________________________
Printed:    _________________________
Title:      _________________________
Date:       _________________________



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               APPENDIX -- DCI'S TERMS AND CONDITIONS OF SERVICES

CONFIDENTIALITY
---------------

DCI acknowledges that during the Project it may learn and use certain of Client's confidential information and thus will use reasonable efforts to prevent third parties from learning about such information. Likewise, Client will use reasonable efforts to prevent third parties from learning about DCI's confidential and proprietary information, which includes without limitation DCI's methodology, processes, programs and know-how. These obligations do not apply to information or materials that: 1) are or become generally known by third parties other than as a result of an act or omission by the receiving party; 2) were already independently known by the receiving party prior to receiving them from the disclosing party; 3) are developed independently by the receiving party; or 4) are required by law or a governmental agency to be disclosed, provided the receiving party promptly notifies the disclosing party of such requirement so that the disclosing party can seek to obtain a protective order or similar remedy. DCI will act as an independent contractor on the Project, and, unless otherwise specifically agreed to by the parties, neither DCI nor Client shall act as the agent or joint venturer of the other.

PROPRIETARY RIGHTS
------------------

Except for previously developed ideas, concepts, know-how, knowledge, techniques, tools, approaches, and methodologies proprietary to DCI, as well as any open source coding or software, which may be reflected in the deliverables, Client shall have title to, ownership of, and all proprietary rights in the deliverables provided by DCI in connection with the Project, including all work-in-progress; provided, however, that title to any such proprietary rights shall not pass until Client's payment to DCI therefor. At Client's request, DCI will execute such documents as may be necessary to protect Client's rights in any work.

Nothing contained herein shall be construed as limiting DCI's rights to use or market in the conduct of DCI's business, without obligation of any kind other than DCI's obligations of confidentiality to Client, any such pre-existing materials or any general ideas, concepts, know-how, knowledge, techniques, tools, approaches and methodologies or other residual values possessed or known to DCI or learned or developed during the provision of services. Client agrees DCI may retain archival copies of any and all deliverables developed by DCI for Client pursuant to the Project.

LIMITATION ON LIABILITY
-----------------------

DCI warrants that the services described in this proposal will be provided in a professional manner. Other than this warranty, DCI makes and Client receives no express or implied warranties, including without limitation any express or implied warranties of

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merchantability or fitness for a particular purpose. Client understands and agrees that any liability of DCI regarding the Project shall be limited to the amount of fees actually received by DCI in connection with the Project, and shall not include any special, incidental, consequential or punitive damages, any damages based on injury to person or property, or any lost sales or profits.

DISPUTE RESOLUTION
------------------

DCI and you both agree that any dispute concerning the services that cannot be resolved first by DCI's and Client's respective chief executive officers or other agreed-upon officers shall be arbitrated in accordance with the commercial rules of the American Arbitration Association, and any award shall be final and enforceable by a court.

CANCELLATION
------------

Either Client or DCI may terminate this Agreement by giving the other no less than thirty (30) days advance written notice of termination, in which case this Agreement shall terminate on the effective date specified in such notice (which date shall not be less than thirty (30) days from the date of notice). Either party may cancel this Agreement immediately, in whole or in part, for material default, material breach, insolvency, bankruptcy, and inability to pay debts, or similar financial circumstances by the other. In the event of any such termination, DCI shall invoice the Client for any amounts due and payable for services rendered to Client prior to the effective date of termination and Client shall pay such invoice within ten (10) days of Client's receipt thereof. Upon payment of such invoice, DCI shall deliver to Client all work completed up to the effective date of such termination and neither party shall have any further obligation or liability to the other.

OFFICE ACCOMODATIONS AND COOPERATION
------------------------------------

DCI's regular workday is eight hours per day. DCI personnel will generally work four days on-site and one day off-site and will not be required to work on DCI holidays. In addition, from time to time, DCI personnel will be required to participate in firm or region wide training sessions. When DCI personnel perform services at Client's premises, Client will provide reasonable office accommodations and services, including without limitation office and storage space, reasonable use of computers, telephone facilities, documentation, and other related material and equipment as reasonably requested by DCI. Client shall also furnish DCI with all the data and information required by DCI for the Project, as well as reasonable access to key personnel.

NON-SOLICITATION
----------------

During the term of this arrangement and for a period of one year thereafter, neither party will directly or indirectly solicit for employment, employ, consult with, or otherwise retain


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the services of any of the employees who are in any manner connected with the services as set forth in this proposal.

USE OF CLIENT NAME
------------------

Notwithstanding anything herein (or in any other agreement) to the contrary, DCI shall have the right, upon Client's acceptance of the work hereunder, to reference Client and the general nature of the work on DCI's web site and in presentations to prospects, clients or investors. DCI shall also have the right, from time to time, to create case studies, presentations, articles, and the like related to the work ("Materials") and, upon Client's review and approval of the Material's content, to utilize the Materials in public speaking engagements, publications, and other similar uses. In no event will DCI utilize the Materials or these rights in any way which: 1) misrepresents DCI's contribution; 2) damages or disadvantages Client's competitive position; or 3) violates DCI's obligations of confidentiality to Client hereunder or in any other document.

INVOICES
--------

Invoices for fees will be submitted at the beginning of each month and will be due and payable within ten days. Client agrees to submit payments to DCI for such invoices via electronic funds transfer to DCI's Account Number 18074324 at American National Bank, ABA # 071000770. Expenses (as further described below) will be billed in arrears. For late payments, interest will be charged at the rate of two percentage points over the then-current prime rate of interest as announced at Bank One, calculated from the date when payment becomes overdue until payment is made. Upon 30 days prior written notice, but no more than once every three months, DCI may increase its fee rates for services provided.

EXPENSES, SEAT CHARGE AND TAXES
-------------------------------

Client will reimburse DCI for all reasonable out-of-pocket expenses incurred by DCI in connection with the provision of services, including without limitation travel, living, meals, long-distance telephone, postage and express mail expenses.

In the event Client uses a DCI Solutions Center to build and/or launch eBusiness solutions in connection with the Project, a seat charge for space, services, tolls and other facilities and support will be invoiced monthly at the rate of $3,000 per team member. Clients using such services on a part-time basis will be charged on a pro rata basis. Client and DCI shall mutually agree on the number of DCI Solutions Center team members needed for the Project. In addition to access to designated sections of the facilities, the infrastructure components of the seat charge also include network access, use of development servers for the creation o a demo/prototype, developer workstations for 60% of paid seats, access to approximately 100GB of disk space, nightly backup of up to two development servers per project, rack space for holding two development servers, security (setup of a single virtual

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private network), printers, fax machine and scanners and help desk access. The seat charge also includes use of software components, including project management tools, environment management/source control, testing (both functional and performance), database access for the creation of a demo/prototype, and access to experts in various eCommerce applications. The seat charge does not cover the following expenses, which expenses will be charged separately: individual reception or administrative assistant, use of development servers or database access after the completion of the prototype, developer workstations for greater than 60% of seats, backup of more then two servers, more than one virtual private network.

Client will be responsible for any local, state, federal or other taxes or assessments that might apply to the provision of services by DCI.

ENTIRE AGREEMENT
----------------

The foregoing letter and these Terms and Conditions constitute the parties' entire agreement with respect to the subject matter contained herein, and supersede all other prior written or oral agreements and undertakings with respect to such subject matter. The scope of this arrangement may be changed only by mutual agreement.